UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Under the Securities Exchange Act of 1934

(Amendment No. __)*

Isis Pharmaceuticals, Inc.
(Name of Issuer)
Common Stock, par value $0.001 per share
(Title of Class of Securities)
464330109
(CUSIP Number)

December 31, 2007
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ ☒ ☐	Rule 13d-1(b) Rule 13d-1(c) Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) orotherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 464330109	Page 2 of 12 Pages

SCHEDULE 13G

1	NAME OF REPORTING PERSON S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON Symphony Capital Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [_] (b) [_]

3	SEC USE ONLY

4	CITENZSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER -0- SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER -0- SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%

12	TYPE OF REPORTING PERSON* PN

CUSIP No. 464330109	Page 3 of 12 Pages

SCHEDULE 13G

1	NAME OF REPORTING PERSON S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON Symphony Capital GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [_] (b) [_]

3	SEC USE ONLY

4	CITENZSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER -0- SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER -0- SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%

12	TYPE OF REPORTING PERSON* PN

CUSIP No. 464330109	Page 4 of 12 Pages

SCHEDULE 13G

1	NAME OF REPORTING PERSON S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON Symphony GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [_] (b) [_]

3	SEC USE ONLY

4	CITENZSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER -0- SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER -0- SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%

12	TYPE OF REPORTING PERSON* OO

CUSIP No. 464330109	Page 5 of 12 Pages

SCHEDULE 13G

1	NAME OF REPORTING PERSON S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON Symphony Strategic Partners, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [_] (b) [_]

3	SEC USE ONLY

4	CITENZSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER -0- SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER -0- SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%

12	TYPE OF REPORTING PERSON* OO

CUSIP No. 464330109	Page 6 of 12 Pages

SCHEDULE 13G

1	NAME OF REPORTING PERSON S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON Mark Kessel

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [_] (b) [_]

3	SEC USE ONLY

4	CITENZSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER -0- SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER -0- SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%

12	TYPE OF REPORTING PERSON* IN

CUSIP No. 464330109	Page 7 of 12 Pages

SCHEDULE 13G

1	NAME OF REPORTING PERSON S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON Harri V. Taranto

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [_] (b) [_]

3	SEC USE ONLY

4	CITENZSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER -0- SHARED VOTING POWER -0- SOLE DISPOSITIVE POWER -0- SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%

12	TYPE OF REPORTING PERSON* IN

CUSIP No. 464330109	Page 8 of 12 Pages

SCHEDULE 13G

Item 1.	(a)	Name of Issuer Isis Pharmaceuticals, Inc. (the “Company”).
	(b)	Address of Issuer’s Principal Executive Offices 1896 Rutherford Road, Carlsbad, California 92008.

Item 2.	(a)	Names of Persons Filing This Statement is being filed on behalf of each of the following persons (collectively, the “Reporting Persons”)
		(i)	Symphony Capital Partners, L.P. (“SCP”)
		(ii)	Symphony Capital GP, L.P. (“Symphony Capital GP”)
		(iii)	Symphony GP, LLC (“Symphony GP”)
		(iv)	Symphony Strategic Partners, LLC (“SSP”)
		(iv)	Mark Kessel
		(vi)	Harri V. Taranto

	(b)	Address of Principal Business Office The address of the principal business offices of the Reporting Persons is 875 Third Avenue, 18th Floor, New York, NY 10022

	(c)	Citizenship
		(i)	SCP – a Delaware limited partnership
		(ii)	Symphony Capital GP – a Delaware limited partnership
		(iii)	Symphony GP – a Delaware limited liability company
		(iv)	SSP – a Delaware limited liability company
		(iv)	Mark Kessel – a citizen of the United States
		(vi)	Harri V. Taranto – a citizen of the United States

	(d)	Title of Class of Securities Common Stock, par value $0.001 per share (the “Common Stock” or “Shares”)

	(e)	CUSIP Number 464330109

CUSIP No. 464330109	Page 9 of 12 Pages

SCHEDULE 13G

Item 3.	This statement is not being filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

Item 4.	Ownership.
See Item 5.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than 5% of the class of securities, check the following:   [ X ]

As of the date hereof, the Reporting Persons no longer beneficially own any shares of Common Stock of the Company and each of the Reporting Persons has ceased to be a Reporting Person with respect to the shares of Common Stock of the Company.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 464330109	Page 10 of 12 Pages

SCHEDULE 13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of February 14, 2008

SYMPHONY CAPITAL PARTNERS, L.P.
By:	Symphony Capital GP, L.P. its general partner
By:	Symphony GP, LLC its general partner
	By:	/s/ Mark Kessel
Name: Mark Kessel Title: Managing Member

SYMPHONY STRATEGIC PARTNERS, LLC
By:	/s/ Mark Kessel
Name: Mark Kessel Title: Managing Member

SYMPHONY CAPITAL GP, L.P.
By:	Symphony GP, LLC its general partner
	By:	/s/ Mark Kessel
Name: Mark Kessel Title: Managing Member

CUSIP No. 464330109	Page 11 of 12 Pages

SCHEDULE 13G

SYMPHONY GP, LLC
By:	/s/ Mark Kessel
Name: Mark Kessel Title: Managing Member

MARK KESSEL
By:	/s/ Mark Kessel
Name: Mark Kessel Title: Managing Member

HARRI V. TARANTO
By:	/s/ Harri V. Taranto
Name: Harri V. Taranto Title: Managing Member

CUSIP No. 464330109	Page 12 of 12 Pages

SCHEDULE 13G

EXHIBIT INDEX

Exhibit 1.

Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (incorporated by reference from Exhibit 1 to the Schedule 13G filed by the Reporting Persons on October 5, 2007 (File No. 005-41771)).